EarthNetMedia, Inc.
                         ( A Development Stage Company )

                          Reviewed Financial Statements

                        Three Months Ended March 31, 2001

                 JOHN P. SEMMENS CPA A PROFESSIONAL CORPORATION
              24501 Del Prado Suite A Dana Point, California 92629
                     Tel: (949) 496-8800 Fax: (949) 443-0642


                                                                   June 28, 2001

EarthNetMedia, Inc.

Santa Monica, California

Gentlemen,

We have reviewed the accompanying balance sheet of EarthnetMedia, Inc as of March 31,2001, and the related statements of income and expenses and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Company.

A review consists principally of inquires of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Respectfully submitted,

/s/ JOHN P. SEMMENS
    ___________________
    John P. Semmens CPA


             See accompanying notes and accountant's review report.

                               EarthNetMedia, Inc.
                         ( A Development Stage Company )
                                  Balance Sheet


                                     ASSETS
                                                       March 31,
                                                         2001
 Current assets
      Cash in banks                                            4,247

                                                   ------------------
                     Total current assets                      4,247

 Property and equipment
     Transportation equipment                                 58,500
     Office equipment                                          4,039
     TV production equipment                                 106,683
      Accumulated depreciation                               (43,253)
                                                   ------------------

                 Net property & equipment                    125,969
 Other assets
     Library of Television Programs                        5,790,000
     Development costs                                       463,558
     Organizational costs                                     25,000
     Amortization of organizational costs                     (1,250)
                                                   ------------------

                       Total other assets                  6,277,308
                                                   ------------------


 TOTAL ASSETS                                              6,407,524
                                                   ==================



             See accompanying notes and accountant's review report.

                               EarthNetMedia, Inc.
                         ( A Development Stage Company )
                                  Balance Sheet


                              LIABILITIES & EQUITY
                                                           March 31,
                                                             2001
Current liabilities

     Accrued interest payable                                     21,400
                                                       ------------------

                   Total current liabilities                      21,400

Long-term liability
     Officers note payable                                       359,787
                                                       ------------------

                 Total long-term liabilities                     359,787
                                                       ------------------

Total liabilities                                                381,187

Stockholders' equity
     Common stock - authorized
       50,000,000 shares at .001 par value;
       issued and outstanding 5,897,000 shares                     5,897
     Additional paid-in capital                                6,148,663
     Deficit accumulated during the
       development stage                                        (128,223)
                                                       ------------------

                  Total stockholders' equity                   6,026,337
                                                       ------------------


TOTAL LIABILITIES & STOCKHOLDERS'
  EQUITY                                                       6,407,524
                                                       ==================




             See accompanying notes and accountant's review report.

                               EarthNetMedia, Inc.
                         ( A Development Stage Company )
                         Statement of Income and Expense

                        Three months ended March 31, 2001



                                                       $
                                              ---------------------
Revenues
     Revenues                                                    0

                                              ---------------------
                                  Net revenues                   0

Operating expenses
     Amortization of organization cost                       1,250
     Automobile expenses                                       609
     Bank charges                                            1,566
     Computer expense                                        2,020
     Depreciation                                            9,173
     Entertainment                                           1,878
     Equipment rental                                          188
     Filing fees                                             1,000
     Interest                                                6,000
     Internet                                                  124
     Office lease                                           20,400
     Meals production crew                                     267
     Miscellaneous                                           2,215
     Office expenses                                           160
     Outside services                                          850
     Postage and delivery                                      518
     Repairs and maintenance                                   756
     Storage                                                   240
     Supplies                                                  866
     Telephone                                               2,384
     Travel                                                  1,797
                                              ---------------------
                      Total operating expenses              54,261

                               Taxes on income                   0
                                              ---------------------

                             Net income (loss)             (54,261)
                                              =====================

Weighted average common shares outstanding               5,897,000
                                              ---------------------

Earnings (loss) per common share                           (0.0092)
                                              =====================




             See accompanying notes and accountant's review report.

                               EarthNetMedia, Inc.
                         ( A Development Stage Company )
                             Statement of Cash Flows

                        Three months ended March 31, 2001



                                                                    $
                                                            ------------------
Cash flows from operating activity
     Net Income (Loss)                                                 (54,261)
     Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation and amortization                                 10,423
          Accrued interest                                               6,000
                                                            ------------------

Net cash provided by operating activities                              (37,838)
                                                            ------------------

Cash flows from financing activities
          Officers' note payable                                        59,786

                                                            ------------------

Net cash provided by financing activities                               59,786
                                                            ------------------

Cash flows used for investing activities
          Purchase of library of television programs
          Development costs                                             16,355
          Purchase of property and equipment                             2,600
          Organizational costs
                                                            ------------------

Net cash used for investing activities                                  18,955
                                                            ------------------

Cash increase for the period                                             2,993

Cash, beginning of year                                                  1,254
                                                            ------------------

Cash, end of year                                                        4,247
                                                            ==================




             See accompanying notes and accountant's review report.



                               EarthNetMedia, Inc.
                         ( A Development Stage Company )
                        Statement of Stockholders' Equity

               Inception ( April 11, 2000 ) through March 31, 2001


                                     Total Shares      (Par Value)       Additional        Deficit Accumu-       Total
                                      Issued and         Common           Paid-In        lated During Deve-  Stockholders'
                                      Outstanding         Stock           Capital          lopment Stage        Equity
                                     --------------   --------------   ---------------   ------------------  --------------

Asset purchase of Pac
 Pacific Group International, Inc.
 June 5, 2000                            5,257,000            5,257         5,652,821                            5,658,078


Stock distributions for services           640,000              640           415,610                              416,250


Additional capital infusion                                                    80,232                               80,232


Net (loss) 12/31/2000                                                                              (73,962)        (73,962)
                                     -------------------------------   ---------------   ------------------  --------------


Balance December 31, 2000                5,897,000            5,897         6,148,663              (73,962)      6,080,598

Net (loss) 3/31/2001                                                                               (54,261)        (54,261)
                                     -------------------------------   ---------------   ------------------  --------------


Balance March 31, 2001                   5,897,000            5,897         6,148,663             (128,223)      6,026,337
                                     ==============   ==============   ===============   ==================  ==============





             See accompanying notes and accountant's review report.

                                                             EarthNetMedia, Inc.
                                                 ( A Development Stage Company )

                                                   Notes to Financial Statements

1.  History and Organization of the Company

     EarthNetMedia, Inc. is a producer of television programming for both the Chinese and English media markets. EarthNetMedia, Inc. was originally organized as a Nevada Corporation on April 11, 2000 and is currently based in Santa Monica, California. EarthNetMedia, Inc.'s principal television programming is directed at the home improvement market in China. The Company's assets consist primarily of its library of English and Chinese Television Programs.

     On June 5, 2000, Pac Pacific Group, International, Inc., a privately held California corporation, sold all its assets for shares of EarthNetMedia, Inc. This transaction was accounted for as a purchase pursuant to APB Number 16.

     The Company is currently authorized to issue up to 50,000,000 shares of common stock, $ 0.001 par value. As of March 31, 2001, 5,897,000 shares of common stock were issued and outstanding.

     The Company has been in a development stage since its inception April 2000. The Company has accumulated approximately 80 television shows since its inception. These television shows have been appraised at a value of approximately $ 5,790,000 on June 5, 2000, the date of acquisition.

2.  Accounting Policies and Procedures

     The financial statements of the Company are prepared using the accrual basis of accounting.

     Property and equipment are carried at cost. Depreciation is computed using straight-line methods for both financial reporting purposes and income tax purposes. The useful lives of property and equipment is five years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. Any resulting gain or loss is recognized in the current period. The cost of maintenance and repairs is charged against income as incurred. Significant renewals and betterments are capitalized.

     All exchanges of common stock for services rendered, as more fully described in the Statement of Stockholders' Equity, were recorded at the fair value of the services rendered.

     The Company has not adopted any policy regarding payment of dividends. No dividends have been paid since its inception.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates.

                                                             EarthNetMedia, Inc.
                                                 ( A Development Stage Company )

                                                   Notes to Financial Statements


3.  Library of Television Programs

     EarthNetMedia, Inc. has produced about eighty English and Chinese television programs. These financial statements have been prepared based on the appraisal valued determined by Blue Lyon United Entertainment of Beverly Hills, California. These valuations range from three minute introductions at $ 25,000 to English shows in broadcast quality for US and international markets at $ 140,000 per show. The total value of these programs, $ 5,790,000, was accounted for in the asset purchase by EarthNetMedia.Com. Inc.

4. Note payable officers/shareholders

     The Company is obligated under an unsecured loan agreement to Phil Paul and Alie Chang. The note bears interest at 8 % from its inception, May 14, 2000. One half of the principal ( $ 150,000 ) shall be paid twelve months after the effective underwriting by EarthNetMedia, Inc. and the remaining principal shall be due and payable twenty four months following the effective date of an underwriting. Interest shall be paid concurrently with the payment of the last principal amount.


5. Going Concern

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company's current operations, however, are not sufficient to cover all of its costs. Without realization of additional capital, or creation of operational revenues, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital from qualified investors under loans and to increase the level of revenues to cover its costs. The Company has accumulated $ 128,223 of operating losses during its development stage of operations from its inception, April 11, 2000 through March 31, 2001.

                               EarthNetMedia, Inc.
                         ( A Development Stage Company )

                          Notes to Financial Statements


6. Additional Paid-In Capital and Stock Issued for Services

     The Company has been financed by its two shareholders since its inception during the development stage of operations. Other than the initial common stock issuance, cash and asset infusions have been accounted for as additional paid-in capital. EarthNetMedia, Inc. acquired all of the assets of Pac Pacific Group International, Inc. as of June 5, 2000. These assets were appraised and recorded on the books of EarthNetMedia, Inc., and in exchange Pac Pacific Group International, Inc. was given shares of EarthNetMedia, Inc. The assets were recorded, and the resulting equity was recorded as additional paid-in capital in conformity with generally accepted accounting principles under paragraphs 66 through 92 of APB Number 16 of the Opinions of the Accounting Principles Board.

     The Company issued common stock to various consultants and professionals for services rendered. These shares were valued at the most reliable measurable value of services rendered as required by SAB 98. Some of these costs were capitalized and will be amortized over their useful lives, while other costs were expensed during the period and charged to operations.


7. Development Costs and Amortization

     The Company has incurred additional development costs since acquiring the television library. These costs will be capitalized until the television shows go into production. Additionally, the Company incurred organizational costs which will be amortized over sixty months on a straight-line basis commencing January 1, 2001.